Exhibit 99.1

August 1, 2016

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

  Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2016 RESULTS

Gross Profit Increases 25 Percent on 7 Percent Increase in Total Revenues

Aggregates Gross Profit Increases 23 Percent on

3 Percent Growth in Shipments and 7 Percent Growth in Price

Birmingham, Alabama – August 1, 2016 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the second quarter ended June 30, 2016.

The Company’s second quarter results reflect continued strong earnings growth and margin expansion despite below-trend shipment growth due to extremely wet weather and slower than expected large project starts. These factors impacted shipments in several key markets, particularly during May. Compared with the prior year’s second quarter, aggregates shipments rose 1.3 million tons, or 3 percent, and aggregates pricing increased $0.84 per ton, or 7 percent. For the first half of 2016, aggregates shipments grew 9 percent over the same period in 2015, while aggregates pricing increased 8 percent. Second quarter aggregates gross profit grew 23 percent. Net earnings for the second quarter increased 157 percent and Adjusted EBITDA increased 21 percent versus the prior year as gross profit margins improved significantly in the Aggregates, Asphalt and Concrete segments.

For the trailing twelve months, net earnings were $355 million and Adjusted EBITDA was $963 million, which represent gains of 213 percent and 38 percent, respectively, over the comparable prior year period. Aggregates shipments for this period grew 9 percent, and pricing increased 8 percent. Incremental aggregates gross profit equaled 75 percent of incremental freight-adjusted revenues. Aggregates gross profit as a percentage of freight-adjusted revenues expanded to 39 percent from 32 percent.

Tom Hill, Chairman and Chief Executive Officer, said, “The fundamentals of our aggregates-focused business remain attractive, and we are reaffirming our full year Adjusted EBITDA guidance. Weather patterns and the timing of large project activity have led to higher month-to-month and state-to-state variability in our shipments, somewhat masking the continued recovery in construction materials demand across our footprint. In several markets, higher levels of public funding for transportation and other infrastructure have yet to convert into construction activity, creating a ‘lull’ in materials shipments to these end uses. In addition, some markets may have seen a portion of second quarter shipment activity pulled forward into the first quarter. Taken in total, however, our first half aggregates shipment growth of 9 percent was roughly in line with recent trend. Longer-term project pipelines appear healthy, and the foundations for sustained, multi-year volume and pricing growth remain in place.

Page 2 August 1, 2016

“Importantly, our teams continued to manage costs, pricing and product mix well in the quarter. They improved per-ton gross profit in our Aggregates segment by almost 20 percent despite relatively modest shipment growth and uneven production schedules. These disciplines, and the resulting improvements to our customer service and profitability, reinforce our confidence in both our 2016 and longer-term EBITDA outlooks.”

Second Quarter Summary (compared with prior year’s second quarter)

●	Total revenues increased $62 million, or 7 percent, to $957 million
●	Gross profit increased $58 million, or 25 percent, to $292 million
●	Aggregates segment sales increased $58 million, or 8 percent to $791 million, and Aggregates freight-adjusted revenues increased $56 million, or 10 percent, to $615 million
o	Shipments increased 3 percent, or 1.3 million tons, to 49 million tons
o	Sales price increased 7 percent
o	Segment gross profit increased $47 million, or 23 percent, to $254 million
●	Asphalt, Concrete and Calcium segment gross profit improved $11 million, collectively
●	SAG increased 90 basis points as a percentage of total revenues due mainly to the amount and timing of incentive compensation in 2016 versus 2015
●	Net earnings were $124 million, an increase of $76 million, or 157 percent
●	Adjusted EBIT was $208 million, an increase of $45 million, or 28 percent
●	Adjusted EBITDA was $280 million, an increase of $49 million, or 21 percent
●	Earnings from continuing operations were $0.93 per diluted share versus $0.37 per diluted share in the second quarter of 2015
o	The current quarter’s earnings include $0.05 per diluted share of income from business interruption claims and $0.02 per share in charges associated with legacy businesses previously divested
o	The prior year’s results included $0.28 per diluted share for net charges related to a debt purchase, gain on sale of assets, restructuring and business development costs
o	Excluding these items, earnings from continuing operations were $0.90 per diluted share in the second quarter of 2016 versus $0.65 per diluted share in the prior year

Trailing Twelve Months Summary (compared with the prior twelve month period)

●	Total revenues increased $452 million, or 14 percent, to $3.6 billion
●	Gross profit increased $311 million, or 45 percent, to $1.0 billion
●	Aggregates segment sales increased $442 million, or 17 percent, to $3.0 billion, and Aggregates freight-adjusted revenues increased $351 million, or 18 percent, to $2.3 billion
o	Total shipments increased 9 percent, or 15 million tons, to 185 million tons; same-store shipments increased 8 percent
o	Sales price increased 9 percent
o	Segment gross profit increased $264 million, or 43 percent, to $883 million
●	Asphalt, Concrete and Calcium segment gross profit improved $47 million collectively
●	SAG declined as a percentage of total revenues to 8.6 percent, down 10 basis points
●	Net earnings were $355 million, an increase of $242 million, or 213 percent
●	Adjusted EBIT was $682 million, an increase of $260 million, or 62 percent
●	Adjusted EBITDA was $963 million, an increase of $264 million, or 38 percent
●	Earnings from continuing operations were $2.71 per diluted share versus $0.90 per share
o	These results include gains on sale of assets and recovery from business interruption claims, as well as charges related to debt refinancing, impairment of leased property, certain charges recorded in Other Operating Expense, business development activities, restructuring and certain income tax items
o	Excluding these items, earnings from continuing operations were $2.82 per diluted share versus $1.34 per diluted share

Page 3 August 1, 2016

Segment Results

Aggregates

As noted, weather patterns and the timing of large projects led to highly variable second quarter shipment results across Vulcan-served markets. Many of the Company’s key states realized strong double-digit volume growth, including markets in Georgia, Florida, North Carolina and South Carolina. In contrast, Texas shipments fell 13 percent – with particular weakness in the coastal region, where year-over-year shipments fell by more than 30 percent. Aggregates shipments in California, Illinois and Virginia also declined by high single digits. Weather and other factors most severely impacted shipments in May, during which average daily shipment rates across the Company were approximately 5 percent below the prior year. By comparison, April and June daily shipping rates were approximately 8 percent and 6 percent ahead of the prior year, respectively.

For the twelve months ended June 30, shipments rose 9 percent over the prior year period. This was the twelfth consecutive quarter in which the rate of shipments increased, as measured on a trailing twelve months basis. Despite these recent gains, demand for aggregates remains well below demographic-driven historical levels in the U.S. The Company believes conditions remain in place for a sustained, multi-year recovery in demand for aggregates, although quarter-to-quarter trends may vary significantly.

For the quarter, freight-adjusted average sales price for aggregates increased 7 percent, or $0.84 per ton, versus the prior year. Geographic and product mix factors had a slightly negative impact on the total Company average sales price and the rate of price growth in the quarter. On a trailing twelve months basis, pricing in all of the Company’s major markets has increased versus the prior year’s comparable period. The overall pricing climate remains favorable as construction materials producers stay focused on earning adequate returns on capital.

Unit cost of sales in the Aggregates segment was flat versus the prior year’s second quarter. Excluding the benefits of lower unit costs for diesel fuel, unit costs were approximately 2 percent higher in the quarter. For the trailing twelve months, unit cost of sales, excluding the impact of lower diesel costs, was essentially flat. These results reflect the Company’s continued commitment to plant-level cost controls and operating disciplines.

Aggregates segment unit margins continued to increase. Gross profit per ton increased $0.84, or 19 percent, from the prior year’s second quarter. Cash gross profit per ton increased $0.86, or 15 percent, from the prior year. On a trailing twelve months basis, unit gross profit has increased 31 percent, to $4.77 per ton, while unit cash gross profit has increased 21 percent to $6.02 per ton.

For the quarter, the Company’s aggregates gross profit flow-through rate was strong. Freight-adjusted revenues increased $56 million, while gross profit for the segment increased $47 million. On a same-store basis, incremental gross profit was 85 percent of incremental freight-adjusted revenues. Because quarterly results can vary significantly due to seasonality and other factors, the Company encourages investors to also consider longer-term trends. On a trailing twelve months same-store basis, this flow-through rate was 80 percent and has consistently exceeded the Company’s stated goal of 60 percent in each of the quarters since volumes began to recover in the second half of 2013.

Page 4 August 1, 2016

Asphalt, Concrete and Calcium

In the second quarter, asphalt gross profit was $31 million versus $21 million in the prior year. This year-over-year improvement was due to solid sales and operating disciplines as well as effective materials margin management. Total volumes increased 1 percent and pricing was flat versus the prior year. Large-project delays negatively impacted volumes in the quarter, including in California.

Concrete gross profit was $6 million in the quarter compared to approximately $5 million in the prior year period. Sales volumes increased 1 percent versus the prior year, with weather negatively impacting our concrete operations in Virginia and Maryland. Unit margins, as measured by gross profit per cubic yard delivered, were well ahead of the prior year period.

In the second quarter, the Company’s Calcium segment reported gross profit of $1.1 million, in line with the prior year.

Selling, Administrative and General (SAG) and Other

Selling, administrative and general (SAG) expenses increased $13 million versus the prior year. The year-over-year increase results primarily from certain compensation-related charges during the second quarter of 2016 as a result of the significant improvement in the Company’s business performance and stock price, and investments to enhance sales initiatives. For the year, SAG expense should approximate $310 million and continue to decline as a percentage of total revenues.

During the second quarter, we recognized $11 million of income from business interruption claims related to the 2010 Gulf Coast oil spill (This amount is excluded from Adjusted EBITDA).

Credit Position and Capital Allocation

At the end of the second quarter, total debt outstanding was approximately $2 billion, including $235 million of floating-rate borrowings. The ratio of total debt to trailing twelve months Adjusted EBITDA was 2.1 times. The quarter end cash balance was $92 million.

As of June 30, cash capital expenditures were $200 million, including $50 million invested in the purchase of two replacement ships to transport aggregates from the Company’s high-volume quarry in Mexico, as well as new site development and investment in other growth opportunities. For the full year, core capital expenditures are expected to be approximately $275 million. Internal growth capital investments, excluding acquisitions, are expected to be approximately $125 million.

During the first half of 2016, the Company returned $122 million to shareholders through dividends and share repurchases. The Company repurchased approximately 637,000 shares in the first half of the year at an average cost of $108.62 per share.

Page 5 August 1, 2016

Demand and Earnings Outlook

Regarding the Company’s earnings outlook for the remainder of 2016, Mr. Hill stated, “The strong fundamentals of our aggregates-focused business and the outstanding performance of our teams led to strong earnings growth in 2015, and that momentum has continued through the first half of 2016. Unit profitability continues to improve and incremental margins remain strong across our businesses, offsetting some risks to our full year volume outlook. Although we still expect full year aggregates shipments to exceed 190 million tons, two key factors will be important to realizing full year shipment growth of 8 to 9 percent: (1) the ability of our customers to recover weather-delayed volume from the second quarter, which can be a challenge in a growing market, and (2) the absence of further delays in several large projects in key markets. And, as always, fourth quarter weather and the ultimate length of the construction season can impact our shipments in a given year.

“Importantly, the volatility in volume growth rates that we have experienced recently relates primarily to the timing of shipments (i.e., in which month or quarter they occur) and not to the longer-term health of the recovery in demand. Our first half 2016 results and full year outlook are aligned with our longer range market expectations and performance goals. Since the beginning of this recovery in the second half of 2013, our teams’ efforts have resulted in trailing twelve months aggregates gross profit increasing nearly $525 million on a 45 million ton increase in annualized shipments. We remain on track to deliver further gains in profitability and cash flow as the recovery moves forward.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 1, 2016. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 888-539-3696 approximately 10 minutes before the scheduled start. International participants can dial 719-325-2308. The conference ID is 3435711. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

Page 6 August 1, 2016

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A
Vulcan Materials Company
and Subsidiary Companies

	(in thousands, except per share data)

	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings		June 30		June 30
(Condensed and unaudited)	2016	2015	2016	2015

Total revenues	$956,825	$895,143	$1,711,552	$1,526,436
Cost of revenues	664,641	660,694	1,254,649	1,214,122
Gross profit	292,184	234,449	456,903	312,314
Selling, administrative and general expenses	82,681	69,197	159,149	135,960
Gain on sale of property, plant & equipment
and businesses	356	249	911	6,624
Business interuption claims recovery	10,962	0	10,962	0
Impairment of long-lived assets	(860)	(5,190)	(10,506)	(5,190)
Restructuring charges	0	(1,280)	(320)	(4,098)
Other operating expense, net	(6,175)	(5,255)	(20,094)	(9,156)
Operating earnings	213,786	153,776	278,707	164,534
Other nonoperating income (expense), net	29	(439)	(666)	542
Interest expense, net	33,333	83,651	67,065	146,132
Earnings from continuing operations
before income taxes	180,482	69,686	210,976	18,944
Provision for income taxes	54,200	19,867	63,964	5,791
Earnings from continuing operations	126,282	49,819	147,012	13,153
Loss on discontinued operations, net of tax	(2,532)	(1,657)	(4,338)	(4,669)
Net earnings	$123,750	$48,162	$142,674	$8,484

Basic earnings (loss) per share
Continuing operations	$0.95	$0.37	$1.10	$0.10
Discontinued operations	$(0.02)	$(0.01)	($0.03)	$(0.04)
Net earnings	$0.93	$0.36	$1.07	$0.06

Diluted earnings (loss) per share
Continuing operations	$0.93	$0.37	$1.09	$0.10
Discontinued operations	$(0.02)	$(0.01)	($0.04)	$(0.04)
Net earnings	$0.91	$0.36	$1.05	$0.06

Weighted-average common shares outstanding
Basic	133,419	133,103	133,619	132,882
Assuming dilution	135,395	135,234	135,370	134,689
Cash dividends per share of common stock	$0.20	$0.10	$0.40	$0.20
Depreciation, depletion, accretion and amortization	$71,908	$68,384	$141,314	$135,108
Effective tax rate from continuing operations	30.0%	28.5%	30.3%	30.6%

Table B
Vulcan Materials Company
and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2016	2015	2015
Assets
Cash and cash equivalents	$91,902	$284,060	$74,736
Restricted cash	0	1,150	0
Accounts and notes receivable
Accounts and notes receivable, gross	537,127	423,600	495,781
Less: Allowance for doubtful accounts	(4,332)	(5,576)	(5,370)
Accounts and notes receivable, net	532,795	418,024	490,411
Inventories
Finished products	295,405	297,925	292,932
Raw materials	25,366	21,765	21,610
Products in process	2,223	1,008	1,461
Operating supplies and other	24,872	26,375	25,825
Inventories	347,866	347,073	341,828
Current deferred income taxes	0	0	39,562
Prepaid expenses	50,844	34,284	75,663
Total current assets	1,023,407	1,084,591	1,022,200
Investments and long-term receivables	38,924	40,558	41,603
Property, plant & equipment
Property, plant & equipment, cost	7,052,051	6,891,287	6,752,916
Reserve for depreciation, depletion & amortization	(3,834,680)	(3,734,997)	(3,637,392)
Property, plant & equipment, net	3,217,371	3,156,290	3,115,524
Goodwill	3,094,824	3,094,824	3,094,824
Other intangible assets, net	754,341	766,579	767,995
Other noncurrent assets	161,246	158,790	153,737
Total assets	$8,290,113	$8,301,632	$8,195,883
Liabilities
Current maturities of long-term debt	131	130	14,124
Short-term debt	0	0	138,500
Trade payables and accruals	176,476	175,729	190,904
Other current liabilities	156,071	177,620	163,112
Total current liabilities	332,678	353,479	506,640
Long-term debt	1,982,527	1,980,334	1,893,737
Noncurrent deferred income taxes	683,999	681,096	686,171
Deferred revenue	203,800	207,660	211,429
Other noncurrent liabilities	607,778	624,875	670,949
Total liabilities	$3,810,782	$3,847,444	$3,968,926
Equity
Common stock, $1 par value	133,027	133,172	132,984
Capital in excess of par value	2,826,471	2,822,578	2,791,232
Retained earnings	1,639,267	1,618,507	1,453,752
Accumulated other comprehensive loss	(119,434)	(120,069)	(151,011)
Total equity	$4,479,331	$4,454,188	$4,226,957
Total liabilities and equity	$8,290,113	$8,301,632	$8,195,883

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows		June 30
(Condensed and unaudited)	2016	2015
Operating Activities
Net earnings	$142,674	$8,484
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	141,314	135,108
Net gain on sale of property, plant & equipment and businesses	(911)	(6,624)
Contributions to pension plans	(4,737)	(2,822)
Share-based compensation	10,832	9,679
Excess tax benefits from share-based compensation	(23,749)	(11,457)
Deferred tax provision (benefit)	2,592	(11,656)
Cost of debt purchase	0	67,075
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(135,024)	(109,790)
Other, net	(30,458)	(13,360)
Net cash provided by operating activities	$102,533	$64,637
Investing Activities
Purchases of property, plant & equipment	(199,764)	(148,721)
Proceeds from sale of property, plant & equipment	2,427	3,419
Payment for businesses acquired, net of acquired cash	(1,611)	(21,387)
Decrease in restricted cash	1,150	0
Other, net	1,862	(334)
Net cash used for investing activities	$(195,936)	$(167,023)
Financing Activities
Proceeds from line of credit	3,000	284,000
Payments of line of credit	(3,000)	(145,500)
Payments of current maturities and long-term debt	(9)	(530,945)
Proceeds from issuance of long-term debt	0	400,000
Debt and line of credit issuance costs	0	(7,382)
Purchases of common stock	(69,156)	0
Dividends paid	(53,338)	(26,549)
Proceeds from exercise of stock options	0	50,769
Excess tax benefits from share-based compensation	23,749	11,457
Other, net	(1)	(1)
Net cash provided by (used for) financing activities	$(98,755)	$35,849
Net decrease in cash and cash equivalents	(192,158)	(66,537)
Cash and cash equivalents at beginning of year	284,060	141,273
Cash and cash equivalents at end of period	$91,902	$74,736

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015

Total Revenues
Aggregates [1]	$791,497	$733,379	$1,426,365	$1,236,888
Asphalt Mix	142,055	128,998	231,154	232,069
Concrete	81,246	78,598	151,643	138,387
Calcium	2,448	2,396	4,358	4,251
Segment sales	$1,017,246	$943,371	$1,813,520	$1,611,595
Aggregates intersegment sales	(60,421)	(48,228)	(101,968)	(85,159)
Total revenues	$956,825	$895,143	$1,711,552	$1,526,436

Gross Profit
Aggregates	$254,008	$207,285	$402,392	$274,950
Asphalt Mix	30,925	21,135	43,139	29,953
Concrete	6,146	4,892	9,623	5,702
Calcium	1,105	1,137	1,749	1,709
Total	$292,184	$234,449	$456,903	$312,314

Depreciation, Depletion, Accretion and Amortization
Aggregates	$59,414	$57,003	$116,925	$112,519
Asphalt Mix	4,136	4,098	8,368	8,007
Concrete	3,088	2,774	6,069	5,502
Calcium	196	164	379	326
Other	5,074	4,345	9,573	8,754
Total	$71,908	$68,384	$141,314	$135,108

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [2]	$614,778	$558,382	$1,101,695	$938,262
Aggregates - tons	48,766	47,452	87,973	80,955
Freight-adjusted sales price [3]	$12.61	$11.77	$12.52	$11.59

Other Products
Asphalt Mix - tons	2,515	2,480	4,214	4,248
Asphalt Mix - sales price	$54.10	$54.20	$53.27	$53.76

Ready-mixed concrete - cubic yards	752	743	1,400	1,316
Ready-mixed concrete - sales price	$108.06	$105.79	$108.30	$105.12

Calcium - tons	91	90	163	158
Calcium - sales price	$26.91	$27.07	$26.72	$26.87

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.

[2]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

[3]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)
	Six Months Ended
		June 30
	2016	2015

Cash Payments
Interest (exclusive of amount capitalized)	$67,679	$134,215
Income taxes	64,556	31,755

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	20,850	13,651
Amounts referable to business acquisitions
Liabilities assumed	0	2,426
Fair value of noncash assets and liabilities exchanged	0	20,000

2.	Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015

Gross profit	$292,184	$234,449	$456,903	$312,314
Total revenues	$956,825	$895,143	$1,711,552	$1,526,436
Gross profit margin	30.5%	26.2%	26.7%	20.5%

Gross Profit Margin Excluding Freight and Delivery Revenues

			(dollars in thousands)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015

Gross profit	$292,184	$234,449	$456,903	$312,314
Total revenues	$956,825	$895,143	$1,711,552	$1,526,436
Freight and delivery revenues [1]	142,300	136,527	263,511	242,899
Total revenues excluding freight and delivery revenues	$814,525	$758,616	$1,448,041	$1,283,537
Gross profit margin excluding freight and delivery revenues	35.9%	30.9%	31.6%	24.3%

[1]	Includes freight to remote distributions sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$254,008	$207,285	$402,392	$274,950
Segment sales	$791,497	$733,379	$1,426,365	$1,236,888
Gross profit margin	32.1%	28.3%	28.2%	22.2%
Incremental gross profit margin	80.4%		67.3%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$254,008	$207,285	$402,392	$274,950
Segment sales	$791,497	$733,379	$1,426,365	$1,236,888
Less
Freight, delivery and transportation revenues [1]	$173,397	$170,516	$317,147	$287,914
Other revenues	3,322	4,481	7,523	10,712
Freight-adjusted revenues	$614,778	$558,382	$1,101,695	$938,262

Gross profit as a percentage of freight-adjusted revenues	41.3%	37.1%	36.5%	29.3%

Incremental gross profit as a percentage of freight-adjusted revenues	82.8%		78.0%

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. The investment community often uses these metrics to assess the operating performance of a company's businesses. We use Aggregates segment cash gross profit and EBITDA to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped.

	(in thousands)

	Three Months Ended		Six Months Ended
		June 30		June 30
	2016	2015	2016	2015
Aggregates segment
Gross profit	$254,008	$207,285	$402,392	$274,950
DDA&A	59,414	57,003	116,925	112,519
Aggregates segment cash gross profit	$313,422	$264,288	$519,317	$387,469
Unit shipments - tons	48,766	47,452	87,973	80,955
Aggregates segment cash gross profit per ton	$6.43	$5.57	$5.90	$4.79

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

(in thousands)
					Trailing
	Three Months Ended		Six Months Ended		Twelve Months Ended
		June 30		June 30		June 30
	2016	2015	2016	2015	2016	2015

Reconciliation of Net Earnings to EBITDA

Net earnings	$123,750	$48,162	$142,674	$8,484	$355,367	$113,444
Provision for income taxes	54,200	19,867	63,964	5,791	153,115	56,601
Interest expense, net	33,333	83,651	67,065	146,132	141,177	227,899
Loss on discontinued operations, net of tax	2,532	1,657	4,338	4,669	11,407	5,838
EBIT	$213,815	$153,337	$278,041	$165,076	$661,066	$403,782
Depreciation, depletion, accretion and amortization	71,908	68,384	141,314	135,108	281,029	276,903
EBITDA	$285,723	$221,721	$419,355	$300,184	$942,095	$680,685

Adjusted EBITDA and Adjusted EBIT

EBITDA	$285,723	$221,721	$419,355	$300,184	$942,095	$680,685
Gain on sale of real estate and businesses	0	0	0	(5,886)	(443)	(7,307)
Recovery from legal settlement	(10,962)	0	(10,962)	0	(10,962)	0
Charges associated with acquisitions and divestitures	4,193	2,608	16,476	5,037	20,938	15,233
Asset impairment	860	5,190	10,506	5,190	10,506	5,190
Restructuring charges	0	1,280	320	4,098	1,209	5,406
Adjusted EBITDA	$279,814	$230,799	$435,695	$308,623	$963,343	$699,207
Depreciation, depletion, accretion and amortization	(71,908)	(68,384)	(141,314)	(135,108)	(281,029)	(276,903)
Adjusted EBIT	$207,906	$162,415	$294,381	$173,515	$682,314	$422,304

A reconciliation of Non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not available without unreasonable effort. We are unable to predict with reasonable certainty the outcome of legal proceedings, charges associated with acquisitions and divestitures, impairment of long-lived assets and other unusual gains and losses.